CONTACTS:
Media Inquiries

Krista Sohm
(248) 435-7115

krista.sohm@arvinmeritor.com

Investor Inquiries

Terry Huch

(248) 435-9426

terry.huch@arvinmeritor.com

ArvinMeritor Provides Earnings Expectations for First Quarter;
Withdraws Full-Year Guidance for Fiscal Year 2009

TROY, Mich., (Dec. 9, 2008) – ArvinMeritor, Inc. (NYSE: ARM) today issued guidance for the first quarter of fiscal year 2009, and withdrew previously released earnings expectations issued on Nov. 18, 2008 for the full year ending Sept. 27, 2009. The company is withdrawing full-year guidance due to continuing distress in the global markets and the uncertainty associated with projecting production volumes in the second half of the fiscal year.

For the first quarter of fiscal year 2009, ArvinMeritor expects to generate $50 million to $58 million of EBITDA (defined as income or loss from continuing operations before interest, income taxes, depreciation and amortization and loss on sale of receivables) on slightly more than $1 billion in sales, before special items. The company anticipates free cash outflow in the first quarter of 2009 to be less than its free cash outflow in the same period last year.

ArvinMeritor’s financial guidance for the first quarter of 2009 is for continuing operations – which includes ArvinMeritor’s commercial vehicle systems and wheels businesses. The company expects the remaining light vehicle systems (LVS) businesses to be separated during 2009. The LVS outlook continues to be weak and may negatively affect the company’s overall financial condition and GAAP results of operations until the point of sale.

Analyst Day

     The company is hosting its annual Analyst Day in New York City today where its executive team including Chip McClure, chairman, CEO and president; Carsten Reinhardt, president, Commercial Vehicle Systems; Jay Craig, senior vice president and CFO and Mary Lehmann, senior vice president, Strategic Initiatives, and Treasurer will present to investors and analysts.

Specifically, the team will provide a detailed overview of its commercial vehicle and wheels businesses and discuss actions it is taking to mitigate the effects of the current economic environment.

Webcast Detail

     Investment community professionals who would like to attend the conference in New York should contact Lisa Brickler in Investor Relations at investor.relations@arvinmeritor.com or by phone at (248) 435-1545.

     If you plan to participate in the conference by phone, dial (866) 770-7129 (within the United States), or (617) 213-8067 (from outside the United States) 10 minutes prior to the start of the call. Please reference Passcode #56441366 when dialing in. Investors can also listen to the conference call in real time by visiting the Investors section of the company’s web site at http://www.arvinmeritor.com.

     A replay of the call will be available until midnight on Dec. 12 by calling (888) 286-8010 (within the United States) or (617) 801-6888 (from outside the United States). The replay Passcode is #74125139. Presentation slides will be available 30 minutes prior to the web cast on the Presentations page of the Investors section of ArvinMeritor’s web site at http://www.arvinmeritor.com.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the planned separation of ArvinMeritor’s LVS business, including the timing and certainty of completion of any transaction, the terms upon which any purchase and sale agreement may be entered into and whether closing conditions (some of which may not be within the company’s control) will be met. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether our liquidity will be affected by declining vehicle production volumes in the future; availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.